As filed with the Securities and Exchange Commission on April 11, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

——————

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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NORTHSTAR REALTY FINANCE CORP.

(Exact Name of Registrant as Specified in Its Governing Instruments)

Maryland	11-3707493
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

——————

527 Madison Avenue, 16th Floor
New York, New York 10022
Telephone: (212) 319-8801
(Address, including Zip Code and Telephone Number,
including Area Code, of Registrant’s Principal Executive Offices)

——————

Albert Tylis, Esq.
Executive Vice President & General Counsel
NorthStar Realty Finance Corp.
527 Madison Avenue, 16th Floor
New York, New York 10022
Telephone: (212) 319-8801
(Name, Address, including Zip Code and Telephone Number,
including Area Code, of Agent for Service)

——————

Copies to:
William G. Farrar, Esq.
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Telephone: (212) 558-4000

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)

Common stock, par value $.01 per share(3)	15,000,000	$14.46	$216,900,000	$23,208.30

(1)

Pursuant to Rule 457(c), the offering price is computed on the basis of the average high and low prices of the common stock, as reported by the New York Stock Exchange on April 10, 2007.

(2)

Calculated pursuant to Rule 457(o).

(3)

Plus such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.

PROSPECTUS

Dividend Reinvestment and Stock Purchase Plan

We are pleased to offer you the opportunity to participate in the NorthStar Realty Finance Corp. Dividend Reinvestment and Stock Purchase Plan, or the “Plan.” The Plan has two components:  a dividend reinvestment component and a direct stock purchase component. The dividend reinvestment component provides our stockholders with an easy and economical way to designate all or any portion of the cash dividends on their shares of our common stock for reinvestment in additional shares of our common stock. The direct stock purchase component permits our stockholders and new investors to purchase shares of our common stock in as economical and convenient manner.

This prospectus relates to 15,000,000 shares of our common stock, par value $.01 per share, to be offered for purchase under the Plan. Our common stock is listed on the New York Stock Exchange, or “NYSE,” under the symbol “NRF.” On April 10, 2007, the closing price of our common stock was $14.45 per share.

Key features of the Plan are that you can:

•

Enroll in the Plan even if you are not a current NorthStar Realty Finance stockholder;

•

Purchase shares through the Plan without a personal broker and, in many cases, without paying a commission;

•

Automatically reinvest all or any portion of your cash dividends in additional shares of our common stock;

•

Purchase additional shares at any time through optional cash investments of as little as $250 per month or as much as $10,000 per month;

•

Make optional cash investments in excess of $10,000 per month at a discount from the market price that may range from 0% to 5% at our sole discretion;

•

Authorize automatic monthly investments in our common stock from a checking or savings account;

•

Transfer your shares easily; and

•

Own and transfer your shares without holding or delivering physical certificates.

To ensure that we continue to qualify as a real estate investment trust, or REIT, for federal income tax purposes, no stockholder may own more than 9.8% (in value or number, whichever is more restrictive) of the outstanding shares of our common stock, unless our Board of Directors waives this limitation. See the discussion in Question 29 for more information.

Please read this prospectus carefully and keep it and any future investment statements for your reference. If you have any questions about the Plan, please call the Plan Administrator, American Stock Transfer & Trust Company, or “AST,” toll free at (866) 668-8560, 24 hours a day, seven days a week. Customer service representatives are available Monday through Thursday, between the hours of 8:00 A.M. and 7:00 P.M. Eastern time, and Friday, between the hours of 8:00 A.M. and 5:00 P.M. Eastern time.

Investing in our common stock involves risks. You should carefully consider the risks discussed in this prospectus, including, without limitation, in Questions 39 and 40, and in our filings with the Securities and Exchange Commission before enrolling in the Plan.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 11, 2007.

IMPORTANT NOTICE ABOUT THIS PROSPECTUS

Please read this prospectus carefully. If you own shares now, or if you decide to buy shares in the future, then please keep this prospectus with your permanent investment records, since it contains important information about the Plan.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

CERTAIN TERMS

Unless otherwise noted or unless the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” “the Company” or similar references means NorthStar Realty Finance Corp. and its subsidiaries.

i

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference contain certain forward-looking statements which are subject to various risks and uncertainties, including without limitation, statements relating to the operating performance of our investments and financing needs. For these statements, we claim the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward-looking-looking statements are not guarantees of performance. They are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our financial condition, operations and future prospects include, but are not limited to, changes in economic conditions generally and the real estate and bond markets specifically, legislative or regulatory changes (including changes to laws governing the taxation of real estate investment trusts, or REITs), availability of capital, interest rates and interest rate spreads, generally accepted accounting principles and policies and rules applicable to REITs. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and the documents incorporated herein by reference. You are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this prospectus or, if applicable, the date of the information incorporated herein by reference, as the case may be. The risk factors discussed in Questions 39 and 40 and other factors noted throughout this prospectus and the documents we incorporate by reference could cause our actual results to differ significantly from those contained in any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

ii

NORTHSTAR REALTY FINANCE CORP.

We are an internally-managed real estate finance company that focuses primarily on originating and acquiring real estate debt, real estate securities and net lease properties. We conduct our operations so as to qualify as a real estate investment trust, or a REIT, for federal income tax purposes. We invest in those areas of commercial real estate finance that enable us to leverage our real estate investment expertise, utilize our broad capital markets knowledge, and capitalize on our ability to employ innovative financing structures.

We believe that our three principal business lines are complementary to each other due to their overlapping sources of investment opportunities, common reliance on real estate fundamentals and ability to utilize securitizations to finance assets and enhance returns. We seek to match fund our real estate securities and real estate debt investments primarily by issuing collateralized debt obligations, or CDOs. CDOs are a securitization structure whereby multiple classes of debt are issued to finance a portfolio of assets. We utilize non-recourse first mortgage financing to fund our net leased properties. We allocate capital to these businesses in such a way as to diversify our credit risk and optimize our returns. Our primary objectives are to produce attractive risk-adjusted returns and to generate predictable cash flow for distribution to our stockholders.

Real Estate Debt: We acquire, originate and structure senior and subordinate debt investments generally secured by commercial and multifamily properties, which we finance primarily by issuing CDOs. The predominance of these debt investments are directly originated for our customers, although at times we also co-originate loans with other lenders such as Wall Street firms and commercial banks.

Through our origination offices located in New York, NY, Dallas, TX, and Los Angeles, CA, we have built a franchise with a reputation for providing capital to high quality real estate investors who want a responsive and flexible balance sheet lender. Given that we are a lender who does not generally seek to sell or syndicate the loans we originate, we are able to maintain flexibility in how we structure loans that meet the unique needs of our borrowers. For example, we can make a loan to a borrower that can be increased in size over the loan term if the borrower increases the value of the collateral property. Typical Commercial Mortgage-Backed Securities, or CMBS, and other conduit securitization lenders cannot generally provide these types of loans because of constraints within their funding structures and because they usually originate loans with the intent to sell them to third parties. Additionally, our centralized investment organization enables senior management to review potential new loans early in the origination process which, unlike many large institutional lenders with several levels of approval required to commit to a loan, allows us to provide a high degree of certainty to our borrowers that we will close a loan on terms substantially similar to those initially proposed. We believe that this level of service has enhanced our reputation in the marketplace and will generate increasing business from repeat customers.

Our real estate debt investments generally range in size from approximately $5 million to $200 million, and our average funded loan size was $15 million as of December 31, 2006.

Real Estate Securities: We invest in, create and manage portfolios of primarily investment grade commercial real estate debt securities, which we finance by issuing CDOs. These securities include CMBS, fixed income securities issued by REITs, credit-rated tenant loans, and CDOs backed primarily by real estate securities. Most of our securities investments have explicit ratings assigned by at least one of the three leading nationally-recognized statistical rating agencies (Moody’s Investors Service, Standard & Poor’s and Fitch Ratings, generally referred to as “rating agencies”) and generally are not insured or otherwise guaranteed. In addition to these securities, our investment grade CDOs may also include bank loans to REITs and real estate operating companies, and real estate whole loans or subordinate debt investments such as B-Notes and mezzanine loans. By financing these securities with long-term debt through the issuance of CDOs, we seek to generate attractive risk-adjusted equity returns and to match fund the terms of our investments.

As a result of our focus on attractive risk/return opportunities in higher credit quality investments, the average rating of our securities investments was Baa2/BBB (investment grade) as of December 31, 2006. In addition, our securities portfolio tends to be granular, with an average investment of approximately $5 million as of December 31, 2006. We believe that the high degree of overall diversification and investment grade quality within our portfolio provides a very stable and longer term base of cash flows that is complementary to our other businesses.

Net Lease Properties: Our net lease strategy is to invest primarily in office, industrial, retail and healthcare-related properties across the United States that are net leased to corporate tenants. Net lease properties are typically leased to a single tenant who agrees to pay basic rent, plus all taxes, insurance and operating expenses arising from the use of the leased property. We may also invest in properties that are leased to tenants for which we are responsible for some of the operating expenses. At the end of the lease term, the tenant typically has a right to renew the lease at market rates or to vacate the property with no further ongoing obligation. Accordingly, we generally target properties that are located in primary or secondary markets with strong demand fundamentals, and that have a property design and location that make them suitable and attractive for alternative tenants. Additionally, since we principally acquire properties with long-term leases, we also use our real estate underwriting skills to evaluate the real estate residual value in the event a tenant decides not to renew at the end of the initial lease term.

We believe that the majority of net lease investors who acquire office, industrial and retail properties are primarily focused on assets leased to investment-grade tenants with lease terms of 15 years or longer. In our experience, there is a more limited universe of investors with the real estate and capital markets expertise necessary to underwrite net lease assets with valuations that are more closely linked to real estate fundamentals than to tenant credit. We believe that well-located, general purpose real estate with flexible design characteristics can maintain or increase in value when re-leasing opportunities arise. By leveraging our relationships and employing our combination of real estate and corporate credit skills to identify and invest in sectors of the net lease market where less liquidity exists, we expect to generate risk-adjusted returns superior to those arising from more traditional net lease investment strategies. We originate net lease property investments through intermediaries, our proprietary network of property owners, developers, corporate tenants and tenant representative brokers.

Investing in core net lease office, industrial and retail properties has become very competitive due to the attractive long-term yields relative to other asset classes. In 2006, we undertook a strategy to partner with experts in other commercial real estate asset classes who understand the unique characteristics of operating these other asset types in order to seek out more attractive returns in this area. In May 2006, we announced a joint venture with Chain Bridge Capital LLC to invest in healthcare-related net leased assets, called Wakefield. Healthcare real estate has typically attracted less capital than more traditional commercial real estate such as office and industrial properties, due to the more complex operating issues associated with the business, such as public and private sources of revenue and the Federal, State and Local regulatory environment. Our partner has significant experience investing in a wide variety of healthcare properties, ranging from low-acuity assisted living facilities to higher-acuity skilled nursing facilities and has successfully formed and been a senior manager of several healthcare-focused companies. Wakefield seeks out opportunities to acquire individual assets or portfolios of assets from local or regionally focused owner/operators with established track records and in markets where barriers to entry exist. The assets are typically purchased from and leased back to private operators under long-term net leases. We believe that our partner provides us a competitive advantage in this sector because of its extensive relationships in the industry to source attractive investment opportunities and its knowledge of and experience in operating, owning and lending to healthcare-related assets.

As of December 31, 2006, our Wakefield joint venture had approximately $124.5 million of assisted care living facilities with an average remaining lease term of 11.4 years and $18.2 million of loan investments. Wakefield is a consolidating joint venture and as of December 31, 2006, and our partner and we had $15.0 million and $57.4 million of equity invested, respectively. While we continue to find attractive net lease investments in the core commercial real estate property types, we plan to continue to seek out opportunities to venture with experts in other real estate asset classes.

Our Business Strategy

Our primary objectives are to make real estate-related investments that increase our franchise value and produce attractive risk-adjusted returns, and to generate predictable cash flow for distribution to our stockholders. Our strategy is to target sectors that combine characteristics of real estate, corporate credit and fixed income investments. We believe that we derive a competitive advantage from the combination of our real estate, credit underwriting and capital markets expertise, which enables us to manage credit risk across all three business lines as well as to structure and finance our assets efficiently.

We believe that our complementary core businesses provide us with the following synergies that enhance our competitive position:

Sourcing Investments. CMBS, purchased real estate debt and net leased properties are often sourced from the same originators. We can offer a single source of financing by purchasing or originating a rated senior interest for our real estate securities portfolio and an unrated junior interest for our real estate debt portfolio.

Credit Analysis. Real estate debt interests are usually marketed to investors prior to the issuance of CMBS backed by rated senior interests secured by the same property. By participating in both sectors, we can utilize our underwriting resources more efficiently and enhance our ability to underwrite the securitized debt.

CDO Financing. Our experience and reputation as a CDO manager gives us access to low cost, match funded financing for our real estate securities and real estate debt investments.

Capital Allocation. Through our participation in these three businesses and the fixed income markets generally, we benefit from market information that enables us to make more informed decisions with regard to the relative valuation of financial assets and capital allocation.

Our investment process for all of our investing activities is centralized. We have a formal investment committee comprised of senior management representing each major discipline within the company, including investments, legal, tax, accounting, capital markets and portfolio management. The investment committee meets on a weekly basis to review proposed investments early in the process to ensure that key structural, pricing and collateral due diligence issues are identified up-front, and to also formally approve investments for funding. Preliminary screening memoranda and formal investment committee documents are prepared and distributed in advance of the meetings. All professionals are invited to attend the weekly meetings and to participate throughout the process. All 100%- owned real estate debt and net lease investments require a majority vote of the investment committee. Real estate securities investments above a preestablished threshold require the formal approval of our CEO and CIO. Additionally, investments made in our joint ventures typically require approval of a subset of our investment committee.

INFORMATION ABOUT THE PLAN

1.

What is the Purpose of the Plan?

The Plan is a convenient and economical stock purchase program available for existing investors to increase their holdings and for new investors to make an initial investment in our common stock. Participants in the Plan may have all or any portion of their cash dividends automatically reinvested in our common stock. Participants may also elect to make optional cash investments through the Plan Administrator, American Stock Transfer & Trust Company, which we refer to as “AST.” The primary purpose of the Plan is to benefit long-term investors who want to increase their investment in our common stock. We may also use the Plan to raise additional capital through the direct sale of our common stock to stockholders or new investors, who, in connection with any resales of such shares, may be deemed to be underwriters. Our ability to waive limitations applicable to the amounts that participants may invest pursuant to the cash purchase feature of the Plan will allow for these sales to raise additional capital.

Participation in the Plan is voluntary, and we give no advice regarding your decision to join the Plan. However, if you decide to participate, an enrollment form and reply envelope are enclosed for your convenience. In addition, enrollment forms are also available, and may be completed, online. You can access these services through AST’s website, www.AmStock.com.

2.

What options are available under the Plan?

If you are a NorthStar Realty Finance stockholder and elect to participate in the Plan, you may have cash dividends on all or any portion of your shares of our common stock, held by you, automatically reinvested in additional shares of our common stock. If you are a new investor, you may make an initial investment through the Plan, subject to a minimum investment of $250 and a maximum investment of $10,000. As a participant in the Plan, you may also make optional cash investments through the Plan, subject to a minimum investment of $250 per month and a maximum investment of $10,000 per month. We may permit initial investment and optional cash investments in greater amounts, at our discretion. Optional cash investments in excess of $10,000 per month may be made pursuant to a written request and are not subject to a predetermined maximum limit on the amount of the investment. We may establish a discount ranging from 0% to 5% with respect to shares purchased from us for cash purchases exceeding $10,000 per month that we have approved pursuant to a request for waiver. Please refer to Question 8 for additional information regarding initial investments, and to Questions 11 through 13 for further information regarding optional cash investments.

3.

What are the benefits and disadvantages of the Plan?

The primary benefits of participating in the Plan are as follows:

•

You may automatically reinvest cash dividends on all or a portion of your holdings of common stock in additional shares of common stock.

•

You may also invest in shares of common stock by making cash purchases, subject to a minimum and maximum amount. You may make cash purchases by check, money order or up to a maximum amount of $5,000 via the internet, from a pre-designated bank account. You may make cash purchases occasionally or at regular intervals. You may make cash purchases even if you do not elect to participate in the Plan’s dividend reinvestment option. You may make cash purchases whether you currently own Company Stock or are a new investor.

•

Shares of common stock purchased directly from us under the Plan will be issued without a sales commission.

•

Your funds are subject to full investment under the Plan because your account will be credited with the purchase of whole shares, as well as fractional shares computed to three decimal places. Dividends will be paid not only on whole shares but also proportionately on fractional shares held in your account. Dividends paid on all such shares, including fractional shares, will be used to purchase additional shares of common stock, unless you specify otherwise.

•

You may direct the Plan Administrator to transfer, at any time at no cost to you, all or a portion of your shares in the Plan to a Plan account for another person as long as you meet all of the transfer requirements as set forth in Question 26.

•

The Plan offers a “share safekeeping” service that allows you to deposit your company stock certificates with the Plan Administrator at no cost and to have your ownership of common stock purchased under the Plan maintained on the Plan Administrator’s records in uncertificated form as part of your Plan account, if you so desire.

•

You will receive statements containing year-to-date information on all Plan transactions in your account within a reasonable time after a transaction occurs, as well as on a quarterly basis, that are designed to simplify your recordkeeping.

The primary disadvantages of participating in the Plan are as follows:

•

Your investment in shares of common stock purchased under the Plan is not different from any investment in shares that you purchase directly. We cannot assure you of a profit or protect against a loss on shares purchased. You bear the risk of loss and enjoy the benefits of any gain from market price changes with respect to shares purchased under the Plan.

•

If you reinvest dividends under the Plan, you will be treated for federal income tax purposes as having received a dividend on the related date of purchase of shares of common stock under the Plan, which may give rise to a tax payment obligation without providing you with immediate cash to pay such tax when it becomes due. See Question 37 “What are the federal income tax consequences of participating in the Plan.”

•

You will have limited control over the specific timing of purchases and sales of common stock under the Plan. Because the Plan Administrator must receive funds for a cash purchase prior to the actual purchase date of the common stock, your investments may be exposed to changes in market conditions.

•

We may, in our sole discretion, without prior notice, change our determination as to whether shares of common stock will be purchased by the Plan Administrator directly from us or through open market or privately negotiated purchases. You will pay your pro rata share of all brokerage commissions in connection with any reinvestment of dividends or optional cash investment in which the Plan Administrator purchases shares of our common stock on the open market. You will also pay a minimal transaction fee. See Question 9.

•

No interest will be paid on funds that the Plan Administrator holds pending investment or that may ultimately be returned to you. See Questions 16 and 20.

•

The purchase price for shares of common stock purchased under the Plan may exceed the price of acquiring shares of common stock on the open market at any given time on the actual purchase date.

4.

Who is eligible to participate in the Plan?

The Plan is open to all U.S. residents, whether or not they currently own shares of our common stock.

5.

Can non-U.S. citizens participate in the Plan?

Yes. If you are not a U.S. citizen, you can participate in the Plan, provided there are no laws or governmental regulations that would prohibit you from participating or laws or governmental regulations that would affect the terms of the Plan. We reserve the right to terminate the participation of any stockholder if we deem it advisable under any foreign laws or regulations. You will be subject to certain tax withholding regarding dividends that are reinvested.

6.

How do I enroll in the Plan if I am already a NorthStar Realty Finance stockholder?

After being furnished with a copy of this prospectus, you may join the plan at any time by enrolling on-line through AST at www.AmStock.com or by completing and returning the enclosed enrollment form. All plan materials, including enrollment forms, as well as other plan forms and this prospectus, are available through the Plan Administrator as indicated in the answer to Question 30 below.

You will become a participant after a properly completed enrollment form has been received and accepted by the administrator or after you enroll on-line.

7.

I already own shares, but they are held by my bank or broker and registered in “street name.” How can I participate in the Plan?

If you are the beneficial owner of common stock registered in “street name” (for example, in the name of a bank, broker or trustee), you may participate in the plan by either: (1) transferring those securities into your own name and depositing those shares of common stock into the plan for safekeeping and/or electing to reinvest cash dividend payments on those shares in common stock (see the answer to Question 26); or (2) making arrangements with your record or registered holder (for example, your bank, broker or trustee, who will become the participant) to participate in the plan on your behalf.

8.

I am not currently a NorthStar Realty Finance stockholder. How do I enroll in the Plan?

If you do not currently own any shares of our common stock and you wish to become a stockholder and a participant in the Plan, you may join the Plan by using one of the following methods.

Internet. Go to www.AmStock.com and follow the instructions provided for opening a NorthStar Realty Finance stockholder account. You will be asked to complete an online enrollment form and to submit an initial investment. To make your initial investment, you must authorize a one-time deduction from your U.S. bank account for at least $250 up to a maximum of $10,000. You may thereafter choose to establish an automatic monthly deduction from your U.S. bank account for a minimum of $250.

Mail. Complete the enclosed enrollment form and return it, along with your initial investment, to the address provided. To make your initial investment, you may (a) enclose a check for a minimum of $250 up to a maximum of $10,000, made payable to “American Stock Transfer & Trust Company – NRF Dividend Reinvestment and Stock Purchase Plan,” or (b) authorize an automatic one-time deduction from your U.S. bank account for a minimum of $250 up to a maximum of $10,000.

All money must be in U.S. funds and drawn on a U.S. bank. Cash, money orders, traveler’s checks and third party checks will not be accepted.

Additional enrollment materials can be obtained by calling AST (866) 668-8560.

9.

Are there fees associated with participation in the Plan?

Yes. The following fees apply to your enrollment and participation in the Plan:

	Fees
	If Purchases are Made Directly from Us	If Purchases (Sales) are Made in the Open Market

Enrollment fee for new investors	$0	$0
Service fee for optional cash investments made via check or Internet payment	$2.50	$2.50
Service fee for optional cash investments made via recurring automatic monthly investment	$2.50	$2.50
Service fee for dividend reinvestment	2% ($2.50 max)	2% ($2.50 max)
Processing fee (including any brokerage commissions the Plan Administrator is required to pay)	None	$0.10 per share
Service fee for sale of shares (partial or full) or termination	—	($15.00)
Commission on all purchases and sales of shares	$0	$0.10 per share
Return check or failed electronic payment fee (see Question 19 for additional details)	$25.00	$25.00
Deposit or share certificate safekeeping service	$7.50	$7.50

10.

What are the dividend payment options?

You may select from the following dividend options:

•

Full Dividend Reinvestment: You may elect to reinvest all of your cash dividends by designating your election on your enrollment form. Dividends paid on all shares registered in your name in stock certificate form and/or credited to your account will be reinvested under the Plan in additional shares of common stock. Automatic reinvestment of your dividends does not relieve you of liability for income taxes that may be owed on your dividends.

•

Partial Dividend Reinvestment: You may elect to receive part of your dividends in cash by designating your election on your enrollment form. If you elect partial dividend reinvestment, you must specify the number of whole shares for which you want to receive cash dividends. Dividends paid on all other shares registered in your name in stock certificate form and/or credited to your account will be reinvested under the Plan in additional shares of common stock.

•

No Dividend Reinvestment: You may elect to receive all of your dividends in cash by designating your election on your enrollment form. Dividends paid in cash will be sent to you by check in the manner in which such dividends are sent to stockholders of the Company.

Automatic reinvestment of your dividends does not relieve you of liability for income taxes that may be owed on your dividends. Dividends paid on shares credited to your account will be included in information provided both to you and the Internal Revenue Service, or IRS. You will be treated for federal income tax purposes as having received a dividend on the related date of purchase of shares of common stock under the Plan, which may give rise to a tax payment obligation without providing you with immediate cash to pay such tax when it becomes due. See Question 37 “What are the federal income tax consequences of participating in the Plan.”

AST will begin to reinvest your dividends automatically on the next dividend payment date after AST receives your fully completed enrollment form and initial investment, if applicable. If your completed enrollment form and initial investment, if applicable, arrive after the record date, reinvestment may not begin until the following dividend.

11.

How do I make an additional investment?

You may make optional cash investments by choosing any of the following three options:

•

Check Investment. You may make optional cash investments in our common stock by sending to AST a check for the purchase of additional shares. The check must be made payable to “American Stock Transfer

& Trust Company – NRF Dividend Reinvestment and Stock Purchase Plan,” drawn on a U.S. bank and payable in U.S. dollars. If you are not in the U.S., contact your bank to verify that they can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, AST is unable to accept checks clearing through non-U.S. banks. All checks should be sent to AST, at the address provided in Question 30. AST will not accept cash, money orders, traveler’s checks or third party checks.

•

Automatic Investment from a Bank Account. You may elect to have funds automatically withdrawn every month from your checking or savings account by electronic funds transfer at a qualified U.S. financial institution. You may elect the automatic cash withdrawal option online at www.AmStock.com, or by completing and returning an automatic deduction enrollment form, along with a voided blank check or a checking or savings account deposit slip. Please allow 4 to 6 weeks for the first investment to be initiated. Once automatic deductions begin, funds will be withdrawn from your bank account on the twentieth (20th) day of each month, or the next business day if that day is not a business day.

Once initiated, automatic monthly deductions will continue at the level you set until you change your instruction by notifying AST. You may change the amount of money or terminate the automatic monthly withdrawal of funds by going to www.AmStock.com, or by completing and submitting a new automatic deduction enrollment form. To be effective for a particular month, AST must receive your request at least seven business days prior to the applicable debit date.

•

Online Investments. You may make optional cash investments online through AST’s website, www.AmStock.com. In order to purchase shares online, you must authorize the withdrawal of funds from your U.S. bank account.

See Question 16 for information regarding investment dates.

12.

What are the minimum and maximum amounts for optional cash investments?

If you are a current stockholder, or if you wish to become a stockholder, you may make optional cash investments by check or automatic deduction from a U.S. bank account subject to a minimum investment of $250 per month, and up to a maximum of $10,000 per month (except pursuant to a request for approval to make an optional cash investment in excess of $10,000, as described below).

We may adjust all minimum and maximum plan investment amounts at our discretion from time to time after notification to all participants.

13.

How do I make optional cash investments in excess of $10,000 per month?

Investments in excess of $10,000 per month may be made only pursuant to our acceptance of a request to make an optional cash investment in excess of $10,000, which shall be made on a request form (“Request for Waiver”). We expect to approve requests from financial intermediaries, including brokers and dealers, and other participants from time to time.

Participants may ascertain whether we are accepting requests to make an optional cash investment in excess of $10,000 in any given month, and certain other important information, by telephoning us on the first business day of each month at (212) 319-3230 or such other number as we may establish from time to time. In addition, participants may ascertain whether we are accepting requests in the first month that the Plan is activated by calling the number above on or about the date of this prospectus. When participants call this number we will inform such participants (by a prerecorded message) of one of the three following pieces of information:

•

that we will not be accepting requests to make an optional cash investment in excess of $10,000 that month;

•

that we will be accepting requests that month. If this is the case, we will provide relevant information such as the date on which a Pricing Period (as defined below) will begin; the number of days in the Pricing Period; the Minimum Price, if any; the waiver discount, if any; and whether or not the Pricing Period extension feature will be activated; or

•

that we have not yet determined whether we will be accepting requests to make an optional cash investment in excess of $10,000. If this is the case, we will inform participants of a date later in the month when they can call to inquire as to whether we will be accepting requests for waiver.

We have the sole discretion to approve or reject any request to make an optional cash investment in excess of the $10,000 maximum allowable amount during any month. We may grant such requests in order of receipt, price offered, or by any other method that we determine to be appropriate. We also may adjust the amount that you may invest on a pro rata basis. In deciding whether to approve your request, we may consider, among other things, the following factors:

•

whether, at the time of such request, the Plan Administrator is acquiring shares of our common stock for the Plan directly from us or through open market transactions;

•

our need for additional funds;

•

our desire to obtain such additional funds through the sale of our common stock as compared to other sources of funds;

•

the purchase price likely to apply to any sale of our common stock;

•

the extent and nature of your prior participation in the Plan;

•

the number of shares of common stock you hold of record; and

•

the total amount of optional cash investments in excess of $10,000 for which requests have been submitted.

We will decide whether to approve a submitted request at least two days prior to the commencement of the applicable Pricing Period. If you do not receive a response from us in connection with your request, you should assume that we have denied your request.

We must receive a request form no later than 5:00 P.M., Eastern time, on the day we establish the terms, which is the third business day before the first day of the relevant Pricing Period. Participants who wish to make an investment in excess of $10,000 in any given month, must obtain our prior written approval, which will be given or rejected on or before 5:00 P.M., Eastern time, the second business day prior to the first day of the Pricing Period, and a copy of such written approval must accompany any such investment. Available funds for such investments exceeding $10,000 per month must be received by the Plan Administrator by wire transfer no later than 3:00 P.M., Eastern time, one business day prior to the first day of the relevant Pricing Period. To obtain a request form or additional information, a participant may call the number above or visit AST’s website, at www.AmStock.com. Completed request forms should be faxed directly to us “Attn: General Counsel” at (212) 319-3230 or such other number as we may establish from time to time.

Purchase Price of Shares for Optional Cash Purchases in Excess of $10,000. Shares purchased pursuant to an approved Request for Waiver will be purchased directly from us as described herein, including the establishment of a “Threshold Price” as more fully described below. The Purchase Price may be reduced by the Waiver Discount that we have provided for optional cash purchases in excess of $10,000 on each Purchase Date. If we grant your request to purchase shares pursuant to a Request for Waiver, there will be a Pricing Period, which will generally consist of one to 10 separate days during which trading of our common stock is reported on the New York Stock Exchange during the applicable Pricing Period. Each of these separate days will be a Purchase Date, and an equal proportion of your optional cash purchase will be invested on each trading day during such Pricing Period, subject to the qualifications listed below. The purchase price for shares acquired on a particular Purchase Date will be equal to 100% (subject to change as provided below) of the unsolicited volume weighted average price, rounded to three decimal places, of our common stock as reported by the New York Stock Exchange only, obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time, for that Purchase Date. Plan shares will not be available to Plan participants until the conclusion of each month’s pricing period or investment.

The Plan Administrator will apply all optional cash purchases made pursuant to a Request for Waiver for which good funds are received on or before the first business day before the Pricing Period to the purchase of shares of our common stock on each Purchase Date of the applicable Pricing Period.

Threshold Price. We may establish for a Pricing Period a minimum price (or the Threshold Price) applicable to optional cash purchases made pursuant to a Request for Waiver. At least three business days prior to the first day of the applicable Pricing Period, we will determine whether to establish a Threshold Price, and if the Threshold Price is established, its amount, and will so notify the Plan Administrator. This determination will be made by us in our discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs.

If established for any Pricing Period, the Threshold Price will be stated as a dollar amount that the unsolicited volume weighted average price, rounded to three decimal places, of our common stock as reported on the New York Stock Exchange, obtained from Bloomberg, LP for the trading hours from 9:30a.m. to 4:00p.m., Eastern time, for each trading day of such Pricing Period (not adjusted for discounts, if any) must equal or exceed. Except as provided below, we will exclude from the Pricing Period any trading day that the unsolicited volume weighted average price is less than the Threshold Price. We also will exclude from the Pricing Period and from the determination of the purchase price any day in which no trades of common stock are made on the New York Stock Exchange. For example, if the Threshold Price is not met for two of the trading days in a 10 day Pricing Period, then we will return 20% of the funds you submitted in connection with your Request for Waiver unless we have activated the pricing period extension feature for the Pricing Period which is described below.

Pricing Period Extension Feature. We may elect to activate for any particular Pricing Period the pricing period extension feature which will provide that the initial Pricing Period will be extended by the number of days that the Threshold Price is not satisfied, or on which there are no trades of our common stock reported by the New York Stock Exchange, subject to a maximum of five trading days. If we elect to activate the pricing period extension feature and the Threshold Price is satisfied for any additional day that has been added to the initial Pricing Period, that day will be included as one of the trading days for the Pricing Period in lieu of the day on which the Threshold Price was not met or trades of our common stock were not reported. For example, if the determined Pricing Period is 10 days, and the Threshold Price is not satisfied for three out of those 10 days in the initial Pricing Period, and we had previously announced at the time of the Request for Waiver acceptance that the pricing period extension feature was activated, then the Pricing Period will automatically be extended, and if the Threshold Price is satisfied on the next three trading days (or a subset thereof), then those three days (or a subset thereof) will become Investment Days in lieu of the three days on which the Threshold Price was not met. As a result, because there were 10 trading days during the initial and extended Pricing Period on which the Threshold Price was satisfied, all of the optional cash purchase will be invested.

Return of Unsubscribed Funds. We will return a portion of each optional cash purchase in excess of $10,000 for each trading day of a Pricing Period or extended Pricing Period, if applicable, for which the Threshold Price is not met or for each day in which no trades of common stock are reported on the New York Stock Exchange (“unsubscribed funds”). Any unsubscribed funds will be returned within five business days after the last day of the Pricing Period, or if applicable, the extended Pricing Period, without interest. The amount returned will be based on the number of days during which the Threshold Price was not met with compared to the number of days in the Pricing Period or extended Pricing Period. For example, the returned amount in a 10 day Pricing Period will equal one-tenth (1/10) of the total amount of such optional cash purchase (not just the amount exceeding $10,000) for each trading day that the Threshold Price is not met or for each trading day in which sales are not reported.

The establishment of the Threshold Price and the possible return of a portion of the investment applies only to optional cash purchases in excess of $10,000. Setting a Threshold Price for a Pricing Period will not affect the setting of a Threshold Price for any other Pricing Period. We may waive our right to set a Threshold Price for any particular Pricing Period. Neither we nor the Plan Administrator is required to give you notice of the Threshold Price for any Pricing Period.

Waiver Discount. Each month, at least three business days prior to the first day of the applicable Pricing Period, the same time the Threshold Price is determined, we may establish a discount from the market price applicable to optional cash purchases made pursuant to a Request for Waiver. This discount (or the Waiver Discount) may be between 0% and 5% of the purchase price and may vary each month.

The Waiver Discount will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining such additional funds through the sale of common stock as compared to other sources of funds and current and projected capital needs. Setting a Waiver Discount for a particular month shall not affect the setting of a Waiver Discount for any subsequent month. The Waiver Discount will apply only to optional cash purchases of more than $10,000 (or other applicable maximum monthly amount). The Waiver Discount will apply to the entire optional cash purchase and not just the portion of the optional cash purchase that exceeds $10,000.

14.

What transactions can I conduct through AST’s online services?

AST offers you a convenient way to invest in our common stock completely online, without having to send in any forms or checks by mail. Through AST’s online services, you may:

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Enroll in the Plan;

•

Authorize a one-time withdrawal of funds from your U.S. bank account to make your initial investment or to purchase additional shares of our common stock;

•

Establish automatic monthly investments;

•

Change your dividend reinvestment election;

•

Review your transaction history and position summary;

•

Request certificates;

•

Arrange for online sales of some or all of your shares;

•

Download enrollment and other forms;

•

Update personal information;

•

Receive transaction confirmations via email; and

•

Arrange to receive NorthStar Realty Finance annual reports and other materials over the Internet.

You can access these services through the investor relations section of AST’s website, www.AmStock.com. Participation in the Plan through the Internet is entirely voluntary.

If you are currently a NorthStar Realty Finance stockholder, you will need your account number, social security number and password to access your account online.

15.

What is the source of our common stock purchased through the Plan?

Shares will be purchased by the Plan Administrator:

•

directly from us — either in the form of newly issued shares or treasury shares;

•

from parties other than us, through open market transactions; or

•

using a combination of direct purchases and open market transactions;

in each case, at our sole discretion.

We may also, without prior notice to participants, change our determination as to whether shares of common stock will be purchased by the Plan Administrator directly from us or in the open market or in privately negotiated transactions. In connection with any reinvestment of dividends or optional cash investment in which the Plan Administrator purchases shares of our common stock on the open market, you will pay your pro rata share of all brokerage commissions.

Share purchases in the open market may be made on any stock exchange where our common stock is traded or in privately negotiated transactions on such terms as AST may reasonably determine. Neither NorthStar Realty Finance nor any participant will have any authority or power to direct the date, time or price at which shares may be purchased by AST, no one, other than AST, may select the broker or dealer through or from whom purchases are to be made.

We presently expect that most shares will be purchased directly from us in the form of either newly issued shares or treasury shares.

16.

When will shares be purchased under the Plan?

The “Purchase Date” is the date or dates on which the Plan Administrator purchases shares of our common stock for the Plan, as described below.

Dividend Reinvestments. If the Plan Administrator acquires shares directly from us, it will combine the dividend funds of all Plan participants whose dividends are automatically reinvested and will generally invest such dividend funds on the dividend payment date (and any succeeding NYSE trading days necessary to complete the order). If the dividend payment date falls on a day that is not a NYSE trading day, then the investment will occur on the next NYSE trading day. In addition, if the dividend is payable on a day when optional cash payments are to be invested, dividend funds may be commingled with any such pending cash investments and a combined order may be executed. If the Plan Administrator acquires shares from parties other than us through open market transactions, such purchases will occur during a period beginning on the day that would be deemed the Purchase Date if the shares were acquired directly from us (the dividend payment date or, if the dividend payment date falls on a day that is not a NYSE trading day, the next NYSE trading day) and ending no later than thirty-five (35) days following the date on which we paid the applicable cash dividend, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations. The record date associated with a particular dividend is referred to in this Plan as a “dividend record date.”

Initial and Optional Cash Investments up to and including $10,000. If the Plan Administrator acquires shares directly from us, then the Purchase Date for cash investments up to and including $10,000 will be on the twenty-fifth (25th) calendar day of each month, or the next NYSE trading day if the twenty-fifth day (25th) is not a NYSE trading day. If the Plan Administrator acquires shares from third parties other than us through open market transactions, it will attempt to buy our common stock in the open market through a registered broker-dealer or privately negotiated transaction. Such purchases will begin on the day that would be deemed the Purchase Date if the shares were acquired directly from us (the twenty-fifth (25th) calendar day of each month, or if the twenty-fifth (25th) day is not a NYSE trading day, the next NYSE trading day) and will be completed no later than thirty-five (35) days following such date, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations.

Optional cash investments made by check must be received by the Plan Administrator on or before the business day prior to the next Purchase Date (as described in Question 16). No interest will be paid on payments received and held pending investment by the Plan Administrator.

Initial and optional cash investments received after the applicable investment date deadline will be applied to purchase shares on the following Purchase Date. If you are investing online, please refer to your confirmation page for the estimated debit date for your one-time deduction. The Plan Administrator will commingle all funds received from participants. Once you have placed your order, you may only request a cash refund or otherwise change your order if your request is received by AST within 48 hrs of any investment date. No interest will be paid on funds pending investment held by AST.

Initial and Optional Cash Investments in Excess of $10,000. The Purchase Dates for optional cash purchases in excess of $10,000 per month are discussed in response to Question 13.

Automatic Monthly Withdrawals. If you elect to make monthly investments through automatic withdrawals from your bank account, funds will be withdrawn from your bank account on the twentieth (20th) day of each month, or the next business day if that day is not a business day. Those funds will be invested on the next Purchase Date (normally, the twenty-fifth (25th) day of each month).

17.

At what price will shares be purchased?

The price of shares for dividend reinvestment and optional cash purchases of less than $10,000 will be determined as follows:

•

If the shares are purchased in the open market, the purchase price will be the average price per share of shares purchased. You will be subject to minimal investment fees in connection with open market purchases. See Question 9.

•

If the shares are purchased from us, the purchase price will be the average of the daily high and low sales prices for a share of our common stock reported by the NYSE on the applicable Purchase Date, or, if no trading occurs in shares of common stock on the applicable Purchase Date, the first NYSE trading day immediately preceding the Purchase Date for which trades are reported.

The purchase price for optional cash purchases in excess of $10,000 per month is discussed in response to Question 13.

18.

Will fractional shares be purchased?

If any dividend or optional cash investment is not sufficient to purchase a whole share of our common stock, a fractional share equivalent will be credited to your account. Dividends will be paid on the fraction and will be reinvested or paid in cash in accordance with your standing instructions.

19.

How are payments with “insufficient funds” handled?

In the event that any check or other deposit is returned unpaid for any reason or your pre-designated bank account does not have sufficient funds for an automatic debit, AST will consider the request for investment of that purchase null and void. AST will immediately remove from your account any shares already purchased in anticipation of receiving those funds and will sell such shares. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, AST may sell additional shares from your account as necessary to satisfy the uncollected balance. There is a $25.00 charge for any check or other deposit that is returned unpaid by your bank. This fee will be collected by AST through the sale of the number of shares from your Plan account necessary to satisfy the fee.

20.

Will interest be paid on Plan accounts?

No. Interest will not be paid on Plan accounts or on any amounts held pending investment.

21.

Who will hold the additional shares purchased through the Plan?

Shares purchased through the Plan are held in safekeeping in book-entry form on AST’s records. The number of shares (including fractional interests) held for each participant will be shown on each account statement. Keeping shares in book-entry form protects against certificate loss, theft and destruction.

22.

How may I receive a stock certificate?

You may obtain a physical stock certificate (at no cost) for some or all of your whole shares at any time by requesting AST to withdraw shares from your Plan account. You may make such a request by going to www.AmStock.com, calling AST directly at (866) 668-8560 or by using the tear-off form attached to the account statement. Certificates are normally issued to participants within five business days after receipt of the request. Issuing a certificate for shares held in your Plan account does not affect the automatic reinvestment of your dividends unless you withdraw all of the shares held in your Plan account. No certificates will be issued for fractional shares of common stock. Any remaining whole or fractional shares will continue to be credited to your account. If you request a certificate for all shares credited to your account, a certificate will be issued for the whole shares, and a cash payment will be made for any remaining fractional share. That cash payment will be based upon the then current market price of the common stock, less any processing fee and any other costs of sale. Please refer to Question 28 for instructions on closing your Plan account.

23.

How do I replace a lost, stolen or destroyed stock certificate?

If your stock certificate is lost, stolen or destroyed, you should notify AST immediately so that a stop transfer order can be placed on the certificate. You should provide as much specific information about the certificate in question as possible in order to assist AST in identifying which certificate to place a stop transfer order against (certificate number, number of shares, date issued, etc.). AST will send you the forms necessary for issuing a replacement certificate. Please note that there is a fee of approximately 2% of the market value of the shares (minimum of $40.00) charged to purchase the replacement indemnity bond.

24.

May I add my physical shares of NorthStar Realty Finance common stock to my Plan account for safekeeping?

At the time of enrollment in the Plan or at any later time, you may use the Plan’s share certificate safekeeping service to deposit with AST any share of our common stock in certificate form in your possession and registered in your name. To combine shares held in certificate form with shares held through your Plan account, you must complete the tear-off section of the account statement and submit it, or a letter of instruction, with your certificates to AST at the address provided in Question 30. You should not sign the certificate(s) or complete the assignment section. There is a $7.50 charge for this service. Since you bear the risk of loss in transit, you should send your stock certificates by registered mail, return receipt requested and insured for 2% of the market value, or by some other form of traceable and/or insurable delivery. Shares held through your Plan account will be protected against certificate loss, theft and damage.

25.

How may I sell shares I hold through the Plan?

You can sell some or all of the shares held in your Plan account by contacting AST online at www.AmStock.com or you may call AST directly at (866) 668-8560. You can also submit your request to AST by completing and submitting the tear-off portion of the account statement. AST will cause your shares to be sold on the open market within five business days of receipt of your request. AST may combine your shares to be sold with those of other Plan participants selling shares at the same time. The sales price per share will be the weighted average price per share received by AST for all sales made on that day (and any succeeding days necessary to complete the sale order). Once sold, AST will send you the proceeds, less a service fee of $15.00 and applicable commission fees, which are currently $0.10 per share sold. Proceeds are normally paid by check, which are distributed within 24 hours after your sale transaction has settled.

AST reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold, and no one, other than AST, will select the broker(s) or dealer(s) through or from whom sales are to be made.

You should be aware that the price of our common stock may rise or fall during the period between a request for sale, its receipt by AST and the ultimate sale on the open market. Instructions sent to AST to sell shares are binding and may not be rescinded. If you prefer to have complete control as to the exact timing and sales prices, you can transfer the shares to a broker of your own choosing and sell them through that broker.

26.

Can I transfer shares that I hold in the Plan to someone else?

Yes. You may transfer ownership of some or all of your shares held through the Plan. You may call AST at (866) 668-8560 for complete transfer instructions or go to www.AmStock.com to download the appropriate materials. You will be asked to send AST written transfer instructions and your signature must be “Medallion Guaranteed” by a financial institution. Most banks and brokers participate in the Medallion Guarantee Program. The Medallion Guarantee Program ensures that the individual signing is in fact the owner of the shares to be transferred. A notary is not sufficient.

You may transfer shares to new or existing NorthStar Realty Finance stockholders. You may not transfer fractional shares.

27.

I’ve just moved. How can I request a change of address or update other personal data?

It is important that our records contain your most up-to-date personal data. If you need to request a change of address or update other personal data, please call AST at (866) 668-8560 or write to them at the address provided in Question 30. You can also update your personal data through AST’s online services at www.AmStock.com.

28.

How may I modify or close my Plan account?

•

Changing Dividend Options: You may change dividend options through the Internet at www.AmStock.com, by telephone, or by submitting a new election to the Plan Administrator. To be effective for a specific dividend, AST must receive any change before or on the record date for such dividend. Record dates are usually 10 days prior to dividend payment dates.

•

Stopping Dividend Reinvestment. You may stop reinvestment of cash dividends at any time through the Internet at www.AmStock.com, by telephone or by sending instructions to AST. If AST receives your request to stop dividend reinvestment not later than three days prior to the payment date for a dividend, then AST may pay the dividend in cash on the next Purchase Date to purchase common stock on your behalf. If AST receives your request to stop dividend reinvestment less than three days prior to the payment date for a dividend, then AST will reinvest the dividend under the Plan on the next Purchase Date to purchase common stock on your behalf. After processing your request to stop dividend reinvestment, any shares credited to your account under the Plan will continue to be held in book entry form. Dividends on any shares held in book entry form, and on any shares you hold in stock certificate form, will be paid in cash by check.

•

Closing your Plan account. You may close your Plan account by:

(a) Requesting that AST issue a stock certificate for all of your whole shares and a check for the value of any fractional share. See Question 22 for additional information on requesting a stock certificate; or

(b) Requesting that AST sell the shares held in your Plan account on the open market and remit to you a check for the proceeds for all full and fractional shares, less a service fee of $15.00 and applicable processing fees. See Question 25 for additional information on sales.

In order to be effective for a particular dividend, AST must receive a request to close your Plan account at least five business days prior to the dividend payment date.

29.

Are there any other limits on the purchase of shares of common stock under the Plan?

For us to qualify as a REIT under the Internal Revenue Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities such as qualified pension plans) during the last half of a taxable year. These requirements of the Internal Revenue Code do not apply to the first year for which an election to be a REIT is made.

Our charter contains restrictions on the number of shares of our stock that a person may own. No person, including entities, may acquire or hold, directly or indirectly, in excess of 9.8% of the aggregate value of the outstanding shares of our stock. In addition, no person, including entities, may acquire or hold directly or indirectly our common stock in excess of 9.8% (in value or number, whatever is more restrictive) of the outstanding shares of common stock.

Our charter further prohibits (a) any person from owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and (b) any person from transferring shares of our stock if the transfer would result in our stock being owned by fewer than 100 persons. Any person who acquires or intends to acquire shares of our stock that may violate any of these restrictions, or who is the intended transferee of shares of our stock which are transferred to the trust, is required to give us immediate written notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT. Our board of directors, in its sole discretion, may exempt a person from these limits, subject to such terms, conditions, representations and undertakings as it may determine and as are contained in our charter.

Any attempted transfer of shares of our stock that would result in shares of our stock being owned by fewer than 100 persons will be null and void. Any attempted transfer of our stock which, if effective, would result in any other violation of the above limitations, will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust, for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. The shares transferred to the trust will generally be selected so as to minimize the aggregate value of shares transferred to the trust. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (1) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote. If necessary to protect our status as a REIT, we may establish additional trusts with distinct trustees and charitable beneficiaries to which shares may be transferred.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (2) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

All certificates representing shares of our stock will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of our stock is required, upon our demand within 30 days after the end of each taxable year, to give us written notice stating his name and address, the number of shares of each class and series of our stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of his beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

30.

Who administers and interprets the Plan? How do I contact them?

Administration of the plan is conducted by the individual (who may be an employee of our company), bank, trust company or other entity (including our company) appointed from time to time by us to act as administrator of the plan. AST is the current Plan Administrator. The Plan Administrator is responsible for administering the plan, receiving all your cash investments, maintaining records of account activities, issuing statements of account and performing other duties required by the plan. The number of shares credited to your account under the plan will be shown on your statement of account.

You may contact AST by:

Internet

You can obtain information and perform certain transactions on your plan account on the AST website at www.AmStock.com.

Telephone

You can telephone AST toll-free within the United States and Canada by calling (866) 668-8560. An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available Monday through Thursday, between the hours of 8:00 A.M. and 7:00 P.M. Eastern time, and Friday, between the hours of 8:00 A.M. and 5:00 P.M. Eastern time (except holidays).

Mail

You may write to the Plan Administrator at the following address:

For inquiries, to:

•

NorthStar Realty Finance Dividend Reinvestment and Stock Purchase Plan
c/o American Stock Transfer & Trust Company
Dividend Reinvestment Department
58 Maiden Lane
New York, New York 10038

For transaction processing, to:

•

NorthStar Realty Finance Dividend Reinvestment and Stock Purchase Plan
c/o American Stock Transfer & Trust Company
Dividend Reinvestment Department
P.O. Box 922
Wall Street Station
New York, NY 10269-0560

You should be sure to include your name, address, daytime phone number, social security or tax I.D. number and a reference to NorthStar Realty Finance Corp. on all correspondence.

31.

What reports will I receive?

Easy to read statements of your calendar year-to-date account activity will be sent to you promptly after the settlement of each transaction, which will simplify your record keeping. Each statement will show the amount invested, the purchase or sale price, the number of shares purchased or sold and the applicable service fees, as well as any activity associated with share deposits, transfers or withdrawals. These statements are a record of your Plan account activity and identify your cumulative share position. Please notify AST promptly if your address changes. In addition, you will receive copies of the same communications sent to all other holders of our common stock, such as our annual reports and proxy statements. You will also receive any Internal Revenue Service information returns, if required. If you prefer, and if such materials are available online, you may consent to receive communications from us electronically over the Internet. Instead of receiving materials by mail, you will receive an electronic notice to the e-mail address of record, notifying you of the availability of our materials and instructing you on how to view and act on them. In addition, you can review your current account status, Plan options and transaction history online at any time at www.AmStock.com. Please retain all transaction statements for tax purposes as there may be a fee for reconstructing past history.

32.

What if NorthStar Realty Finance issues a stock dividend or declares a stock split or rights offering?

Any stock dividends or split shares of common stock distributed by us to you will be based on both the shares of common stock registered in your name in certificate form and the shares (whole and fractional) credited to your Plan account. Such stock dividend or stock split shares will be added to your Plan account in book-entry form. You will receive a statement indicating the number of shares or dividends earned as a result of the transaction. In the event of a rights offering, you will receive rights based upon the total number of whole shares you own, whether the shares are held in the form of a physical certificate or held in a Plan account. Any transactions under the Plan may be curtailed or suspended until the completion of any stock dividend, stock split or corporate action.

33.

How do I vote my Plan shares at stockholders’ meetings?

In connection with any meeting of our stockholders, you will receive proxy materials either online or by mail based on your preference. Such material will include a proxy card representing both the shares for which you hold physical certificates and the shares held in your Plan account. Those shares will only be voted as you indicate on your executed proxy whether submitted by telephone, online or through the mail. If you sign and return the proxy card and no voting instructions are given with respect to any item on the proxy card, all of your shares will be voted in accordance with our recommendations. This is the same procedure that is followed for all other stockholder who return signed proxy cards and do not provide instructions. If you do not return the proxy card, or if you do not sign it, none of your shares will be voted. As an alternative to returning your proxy card, you may also vote all of your shares in person at the stockholders’ meeting.

34.

Can the Plan be changed?

We may suspend, modify or terminate the Plan at any time. All participants will receive notice of any such suspension, modification or termination. Amendments may include our appointment of a successor Plan administrator, who will have full power and authority to deliver services pursuant to the Plan or any separate replacement service program. If the Plan is terminated, whole shares will continue to be held in book-entry form in your Plan account or distributed in certificate form at our sole discretion. A cash payment will be made for any fractional share.

AST also may terminate your Plan account if you do not own at least one whole share. In the event your Plan account is terminated for this reason, a check for the cash value of the fractional share will be sent to you, less any service and processing fees, and your account will be closed.

35.

What are the responsibilities of NorthStar Realty Finance and AST under the Plan?

Neither we, our subsidiaries, our affiliates, nor AST will be liable for any act or omission to act, which was done in good faith, including any claim of liability (1) arising out of the failure to cease reinvestment of dividends for a participant’s account upon the participant’s death prior to receipt of notice in writing of the death along with a request to cease dividend reinvestment participation from a qualified representative of the deceased, and (2) with respect to the prices or times at which shares are purchased or sold for you. AST will have no liability for failed executions due to reasons beyond AST’s control.

You should recognize that neither NorthStar Realty Finance nor AST can assure you of a profit or protect you against a loss on shares purchased through the Plan. You must make independent investment and participation decisions based on your own judgment and research as you alone bear the risk of fluctuations in the market value of our common stock. You bear the risk of loss in value and you enjoy the benefits of gains from market price changes with respect to all of your shares.

36.

Will dividends continue to be paid while the Plan is in effect?

In order to continue to qualify as a REIT, we must distribute to our stockholder at least 90% of our REIT taxable income (with certain adjustments) each year. This distribution requirement limits our ability to maintain future dividend payments if earnings decline, and limits the capital available to us to internally fund growth. The requirements to qualify for REIT tax status are complex and technical, and we may not be able to qualify for reasons beyond our control. Failing to qualify as a REIT could adversely affect our tax status and reduce the amount of money available for distributions to our stockholder. Our board of directors has the ultimate discretion over our investment, financing and dividend policies, subject to statutory and regulatory requirements and other factors, such as maintaining our status as a REIT. While we expect to continue paying distributions to our stockholder, the amount and timing of these distributions may be changed, or the payment of dividends terminated, at any time without notice.

37.

What are the federal income tax consequences of participating in the Plan?

The following is a summary of the U.S. federal income tax consequences of participation in the Plan as of the date of this prospectus. However, this summary does not reflect every situation that could result from participation in the Plan, and we advise you to consult your own tax and other advisors for information about your specific situation. This summary does not address the tax implications of your ownership of shares of the common stock of a REIT, including the effect of distributions made in respect of such shares.

Our distributions to stockholders constitute dividends for federal income tax purposes up to the amount of our positive current and accumulated earnings and profits and, to that extent, will be taxable as ordinary income (except to the extent that we designate any portion of such dividend as a “capital gain” dividend or, in the case of stockholders taxed at individual rates who satisfy certain holding period requirements, as “qualified dividend income” pursuant to applicable federal income tax rules). To the extent that we make a distribution in excess of our earnings and profits, the distribution will be treated first as a tax-free return of capital to the extent of your tax basis in our common stock and, to the extent in excess of your basis, will be taxable as a gain realized from the sale of your common stock. Distributions to corporate stockholders, including amounts taxable as dividends to corporate stockholders, will not be eligible for the corporate dividends-received deduction.

Although the treatment of dividend reinvestment programs is not entirely clear, if you participate in the dividend reinvestment program under the Plan, it is expected that you will be treated for federal income tax purposes as having received, on the date the shares are acquired, a distribution in an amount equal to the sum of (a) the fair market value of the shares on the date the shares were acquired with reinvested dividends and (b) any cash distributions actually received by you with respect to common stock not included in the Plan. The treatment of optional cash payments is also unclear, with most of the guidance being private letter rulings issued by the IRS on which other taxpayers are not entitled to rely. In the most recent private letter ruling (involving a plan which did not use open market purchases), the IRS concluded that there is no deemed distribution in connection with stock acquired through a stock purchase plan. In that ruling, the IRS did not make any distinction between persons who participate only in the stock purchase plan and persons who participate in the dividend reinvestment plan and the stock purchase plan. In earlier private letter rulings, the IRS has suggested that a participant in both plans is treated as receiving a distribution with respect to the optional cash payments, which is taxed as described above, in an amount equal to (i) any excess of the fair market value of the shares on the investment date over the amount of the optional cash payment, plus (ii) the amount of any brokerage commissions, mark-ups, and other fees or expenses incurred by the REIT on the participant’s behalf in connection with purchases on the open market. The total amount of cash dividends and other distributions will be reported to you and to the IRS on the appropriate tax form shortly after the end of each year.

Your tax basis in shares of common stock acquired under the Plan with reinvested cash distributions will be equal to the fair market value of such shares as of the date of distribution. Your tax basis in additional shares of common stock acquired under the Plan with optional cash payments should be equal to the amount of such optional cash payments plus the amount, if any, of any amount treated as a distribution to you. Your holding period for shares of common stock acquired with reinvested cash distributions generally will commence on the day after the dividend payment date. If, however, the shares are acquired with optional cash investments or are purchased with reinvested cash distributions in the open market, the holding period will commence on the day after the date of purchase.

You will not recognize gain or loss for U.S. federal income tax purposes upon your receipt of certificates for shares previously credited to your Plan account. However, you will generally recognize gain or loss when you sell or exchange shares received from the Plan or when a fractional share interest is liquidated. Such gain or loss will equal the difference between the amount that you receive for such fractional share interest or such shares and your tax basis in such fractional share interest or shares.

We or the Plan Administrator may be required to deduct as “backup withholding” twenty-eight percent (28%) of all dividends paid to you, regardless of whether such dividends are reinvested pursuant to the Plan. Similarly, the Plan Administrator may be required to deduct backup withholding from all proceeds from sales of common stock held in your account. You are subject to backup withholding if: (a) you have failed properly to furnish us and the Plan Administrator with your correct tax identification number (“TIN”); (b) the IRS or a broker notifies us or the Plan Administrator that the TIN furnished by you is incorrect; (c) the IRS or a broker notifies us or the Plan Administrator that backup withholding should be commenced because you failed to properly report dividends paid to you; or (d) when required to do so, you fail to certify, under penalties of perjury, that you are not subject to backup withholding. Backup withholding amounts will be withheld from dividends before such dividends are reinvested under the Plan. Therefore, if you are subject to backup withholding, dividends to be reinvested under the Plan will be reduced by the backup withholding amount.

If you are a foreign stockholder you need to provide the required federal income certifications to establish your status as a foreign stockholder so that the foregoing backup withholding does not apply to you. You also need to provide the required certifications if you wish to claim the benefit of exemptions from federal income tax withholding or reduced withholding rates under a treaty or convention entered into between the United States and your country of residence. If you are a foreign stockholder whose dividends are subject to federal income tax withholding, the appropriate amount will be withheld and the balance in shares of common stock will be credited to your account.

Foreign stockholders who elect to make optional cash payments only will continue to receive regular cash dividends on shares registered in their names in the same manner as if they were not participating in this Plan. Funds for optional cash payments must be in United States dollars and will be invested in the same way as payments from other participants.

All costs of administering the Plan, except for costs related to your voluntary selling of common stock, will be paid by us. Consistent with the conclusion reached by the IRS in a private letter ruling issued to another REIT, we intend to take the position that these costs do not constitute a distribution which is either taxable to you or which would reduce your basis in your shares. However, since the private letter ruling was not issued to us, we have no legal right to rely on its conclusions.

The foregoing is intended only as a general discussion of the current federal income tax consequences of participation in the Plan, and may not be applicable to certain participants, such as tax-exempt entities. You should consult your own tax and other professional advisors regarding the foreign, federal, state and local income tax consequences (including the effects of any changes in applicable law or interpretations thereof) of your individual participation in the plan or the disposal of shares acquired pursuant to the Plan.

38.

Can I pledge my Plan shares?

You may not pledge or assign book-entry shares held in your Plan account. Unless you first remove your shares from the Plan and request stock certificates for the shares, please note that you will not be able to pledge or hypothecate any shares held in your Plan account.

39.

Am I protected against losses?

Your investment in the Plan is no different from any investment in shares held by you. If you choose to participate in the Plan, then you should recognize that none of us, our subsidiaries and affiliates, nor the Plan Administrator can assure you of a profit or protect you against loss on the shares that you purchase under the Plan. You bear the risk of loss in value and enjoy the benefits of gains with respect to all your shares. You need to make your own independent investment and participation decisions consistent with your situation and needs. None of us, our subsidiaries and affiliates, nor the Plan Administrator can guarantee liquidity in the markets, and the value and marketability of your shares may be adversely affected by market conditions.

Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the FDIC or any government agency.

Neither we, our subsidiaries, our affiliates, nor the Plan Administrator will be liable for any act, or for any failure to act, as long as we or they have made good faith efforts to carry out the terms of the Plan, as described in this prospectus and on the forms that are designed to accompany each investment or activity.

In addition, the Purchase Price for shares acquired through the Plan will vary and cannot be predicted. The Purchase Price may be different from (more or less than) the price of acquiring shares on the open market on the related dividend payment date. Your investment in Plan shares will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to sell — both as to timing and pricing terms and related expenses — or otherwise liquidate shares under the Plan is subject to the terms of the Plan and the withdrawal procedures. Also, no interest will be paid on dividends, cash or other funds held by the Plan Administrator pending investment.

40.

What other risks will I face through my participation in the Plan?

The following summary identifies several of the most important risks that you may face by virtue of your participation in the Plan. There may be additional risks that are not listed below, and you should consult your financial, tax, legal and other advisors prior to determining whether to participate in the Plan.

•

There is no price protection for your shares in the Plan. Your investment in the shares held in the Plan will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to liquidate or otherwise dispose of shares in the Plan is subject to the terms of the Plan and the withdrawal procedures thereunder. You may not be able to withdraw or sell your shares in the Plan in time to react to market conditions.

•

The Purchase Price for shares purchased or sold under the Plan will vary. The Purchase Price for any shares that you purchase or sell under the Plan will vary and cannot be predicted. You may purchase or sell shares at a Purchase Price that is different from (more or less than) the price that you would face if you acquired or sold shares on the open market on the related dividend payment date or Purchase Date, or sale date, as appropriate.

•

We may not be able to pay dividends. In order to qualify as a REIT, we must distribute to our stockholder at least 90% of our REIT taxable income each year. This distribution requirement limits our ability to maintain future dividend payments if earnings decline. The requirements to qualify for REIT tax status are complex and technical, and we may not be able to qualify for reasons beyond our control. If we are unable to qualify for REIT tax status, then we may not be able to make distributions to our stockholder.

•

We may change our determination as to whether the Plan purchases shares directly from us, which could increase the fees you pay in connection with initial and optional cash investments under the Plan. Although we presently expect that most shares will be purchased directly from us in the form of either newly issued shares or treasury shares, we may, without giving you prior written notice, decide to instruct AST to purchase shares of our common stock directly from third parties through open market transactions. Such purchases, with respect to initial and optional cash investments, will be subject to processing fees, currently $0.10 per share, which include any brokerage commission that the Plan Administrator is required to pay.

•

You will not earn any interest on your dividends or cash pending investment. No interest will be paid on dividends, cash or other funds held by the Plan Administrator pending investment or disbursement.

•

The market price for our common stock varies, and you should purchase shares for long-term investment only. Although our common stock currently is traded on the NYSE, we cannot assure you that there will, at any time in the future, be an active trading market for our common stock. Even if there is an active trading market for our common stock, we cannot assure you that you will be able to sell all of your shares at one time or at a favorable price, if at all. As a result, you should participate in the Plan only if you are capable of, and seeking, to make a long-term investment in our common stock.

Other important factors and risks are identified in Part I, Item 1A, of our most recent Annual Report on Form 10-K and are updated, to the extent applicable, in our Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus. You are encouraged to review these risk factors carefully.

USE OF PROCEEDS

Proceeds from any newly issued shares of common stock purchased directly from us under the Plan will be available for general corporate purposes. We have no basis for estimating either the number of shares of common stock that will ultimately be purchased directly from us, if any, under the Plan or the prices at which such shares will be sold.

PLAN OF DISTRIBUTION

Except to the extent the Plan Administrator purchases shares of our common stock in open market transactions, we will sell directly to the Plan Administrator the common stock acquired under the Plan. The shares, including shares acquired pursuant to request forms, may be resold in market transactions on any national securities exchange on which shares of our common stock trade or in privately negotiated transactions. Our common stock currently is listed on the NYSE.

Pursuant to the Plan, we may be requested to approve optional cash investments in excess of the $10,000 allowable maximum pursuant to request forms on behalf of participants in the Plan that may be engaged in the securities business. In deciding whether to approve a request form, we may consider relevant factors including, among other things those factors discussed in Question 13.

We may sell shares of our common stock through the Plan to persons who, in connection with the resale of the shares, may be considered underwriters. In connection with these types of transactions, compliance with Regulation M under the Exchange Act would be required. We will not give any person any rights or privileges other than those that the person would be entitled to as a participant under the Plan. We will not enter into any agreement with any person regarding the person’s purchase, resale or distribution of shares. Under some circumstances, we may, however, approve requests for optional cash investments in excess of the allowable maximum limitations pursuant to request forms.

Subject to the availability of shares of our common stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends and optional cash investments. In connection with any reinvestment of dividends or optional cash investment in which the Plan Administrator purchases shares of our common stock on the open market, you will pay your pro rata share of all brokerage commissions. You also will have to pay any fees payable in connection with your voluntary sale of shares from your Plan account and/or withdrawal from the Plan.

WHERE YOU CAN FIND MORE INFORMATION

You can obtain additional information about us or about the Plan by contacting our General Counsel at (212) 319-8801. You can also obtain, by written request to NorthStar Realty Finance Corp., at 527 Madison Avenue, 16th Floor, New York, NY 10022, before April 23, 2007, and at 399 Park Avenue, New York, NY 10022, thereafter, Attention: General Counsel, copies of any information or materials referred to or described in this prospectus.

In addition, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, the “SEC.” Our filings with the SEC are available to the public over the Internet at the SEC’s website at www.sec.gov. You may read and copy any document that we file with the SEC at the SEC’s public reference facilities at the following address:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at the address above. Please call (800) SEC-0330 for further information on the operations of the public reference facilities. Our common stock is listed on the NYSE under the symbol “NRF.” You may also inspect the reports and other information that we file with the SEC at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We also maintain an Internet website at www.nrfc.com, which contains information relating to us and our business. We are not incorporating the information on our website into this prospectus, and our website and the information appearing on our website are not a part of this prospectus.

INCORPORATION OF INFORMATION
WE FILE WITH THE SEC

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to the documents containing that information without restating that information in this document. The information incorporated by reference into this prospectus is considered to be part of this prospectus, and information we file with the SEC from the date of this prospectus will automatically update and supersede the information contained in this prospectus and documents listed below. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including exhibits, until the termination of any offering pursuant to this prospectus (other than information that is not deemed to have been filed in accordance with SEC rules):

•

our Annual Report on Form 10-K for the year ended December 31, 2006;

•

our Current Report on Form 8-K filed on April 2, 2007; and

•

the description of our common stock contained in our registration statement on Form 8-A filed on October 25, 2004, as it may be amended from time to time.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus. We will provide this information upon written or oral request at no cost to the requester. Requests for these documents should be directed to us at the following address:

Before April 23, 2007 at:

NorthStar Realty Finance Corp.
Attention: General Counsel
527 Madison Avenue, 16th Floor
New York, New York 10022
(212) 319-8801

After April 23, 2007 at:

NorthStar Realty Finance Corp.
Attention: General Counsel
399 Park Avenue
New York, New York 10022
(212) 319-8801

We are also incorporating by reference any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus, in each case except to the extent that all or any portion of such filing is “furnished” rather than “filed” by us with the SEC for purposes of Section 18 of the Securities Exchange Act of 1934, as amended or otherwise. You may request a free copy of any documents referred to above, including exhibits specifically incorporated by reference in those documents, by contacting us at the address above.

LEGAL MATTERS

Legal matters in connection with the offering by us of newly issued shares of our common stock to the Plan, including the validity of the offered shares, are being passed upon for us by Venable LLP, Baltimore, Maryland. Certain U.S. federal income taxation matters will be passed upon for us by Hunton & Williams LLP, Richmond, Virginia.

EXPERTS

The consolidated financial statements of NorthStar Realty Finance Corp. as of December 31, 2006 and for each of the two years in the period then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein and in the registration statement. The consolidated financial statements have been audited by Grant Thornton LLP, independent registered certified public accounting firm. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following is an itemized statement of estimated expenses to be paid by the registrant in connection with the issuance and sale of the securities being registered under this registration statement.

Amount to be Paid

SEC registration fee	$23,209
NYSE listing fee	$72,000
Legal fees and expenses	$20,000
Accounting fees and expenses	$30,000
Printing fees	$5,000
Miscellaneous	$2,791
Total	$153,000

Item 15. Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The Company’s charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The charter authorizes the Company, to the maximum extent permitted by Maryland law, to obligate the Company to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The Company’s bylaws obligate the Company, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company.

Maryland law requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met. The charter and bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or its predecessors.

The Company has entered into indemnification agreements with each of its directors and executive officers which require that it indemnify such directors and officers to the maximum extent permitted by Maryland law and that it pay such persons’ expenses in defending any civil or criminal proceeding in advance of final disposition of such proceeding.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16. Exhibits

Exhibit Number	Description

3.1

Articles of Amendment and Restatement of NorthStar Realty Finance Corp. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-11, as amended
(File No. 333-114675)).

3.2

Articles Supplementary Classifying NorthStar Realty Finance Corp.’s 8.75% Series A Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to Exhibit 3.2 to the NorthStar Realty Finance Corp. Registration Statement on Form 8-A filed on September 14, 2006).

3.3

Articles Supplementary Classifying NorthStar Realty Finance Corp.’s 8.25% Series B Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to Exhibit 3.2 to the NorthStar Realty Finance Corp. Registration Statement on Form 8-A filed on February 7, 2007).

3.4	Bylaws of NorthStar Realty Finance Corp. (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-11, as amended (File No. 333-114675)).
3.5	Amendment No. 1 to the Bylaws of NorthStar Realty Finance Corp (incorporated by reference to Exhibit 3.3 of the Company’s Current Report on Form 8-K filed on April 27, 2005).
4.1	Form of Certificate for common stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-11, as amended (File No. 333-114675)).
5.1	Validity Opinion of Venable LLP.
8.1	Tax Opinion of Hunton & Williams LLP.
23.1	Consent of Venable (included in Exhibit 5.1).
23.2	Consent of Hunton & Williams (included in Exhibit 8.1).
23.3	Consent of Grant Thornton LLP.
24.1	Powers of Attorney (included on Signature page).

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(i)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date it is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or the prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer to sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of either of the undersigned registrants or used or referred to by either of the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on April 11, 2007.

NORTHSTAR REALTY FINANCE CORP.

By:	/s/ Albert Tylis
Name: Albert Tylis
Title: Executive Vice President and General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew C. Richardson and Albert Tylis, and each of them severally, his or her true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-3, and to file the same, with the exhibits thereto, and other documents in connection herewith, including any related registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the foregoing as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David T. Hamamoto	Chief Executive Officer, President and Director	April 11, 2007
David T. Hamamoto	(Principal Executive Officer)

/s/ Andrew C. Richardson	Chief Financial Officer and Treasurer	April 11, 2007
Andrew C. Richardson	(Principal Financial Officer)

/s/ Lisa Meyer	Chief Accounting Officer
Lisa Meyer	(Principal Accounting Officer)	April 11, 2007

/s/ W. Edward Scheetz	Chairman of the Board of Directors	April 11, 2007
W. Edward Scheetz

/s/ William V. Adamski	Director	April 11, 2007
William V. Adamski

/s/ Preston Butcher	Director	April 11, 2007
Preston Butcher

/s/ Judith A. Hannaway	Director	April 11, 2007
Judith A. Hannaway

/s/ Wesley D. Minami	Director	April 11, 2007
Wesley D. Minami

/s/ Louis J. Paglia	Director	April 11, 2007
Louis J. Paglia

/s/ Frank V. Sica	Director	April 11, 2007
Frank V. Sica